EXHIBIT 99.2
                                                             ------------

   FOR IMMEDIATE RELEASE

   CONTACT:  FIRST MID-ILLINOIS BANK
             William S. Rowland
             Chairman & CEO
             217-258-0415

   First Mid-Illinois Bancshares, Inc. announced its results for the nine-month period ending September 30, 2001. Earnings amounted to $4,772,000, a 13 percent improvement from the $4,209,000 the Company reported during the same period in 2000.

   Chairman and Chief Executive Officer, William S. Rowland said, "We are pleased with our financial performance as well as with the overall growth of our banking franchise." At September 30, 2001, loan totals amounted to $467 million compared to $429 million at the beginning of the year. Deposits also increased and totaled $556 million at September 30, 2001.

   Rowland also announced the authorization by the Board of Directors of a three-for-two stock split. A 50 percent stock dividend will be paid to shareholders of record as of October 26, 2001, payable on November 16, 2001. This stock dividend will increase the number of shares outstanding by approximately 1.1 million shares. Shareholders of record on October 26 can expect to receive specific information concerning their stock dividend shortly after November 16, 2001. The Board also authorized the repurchase, in the open market or in privately negotiated transactions, up to an aggregate of $3 million of additional shares of common stock.

   "The tragic events of September 11 have changed our lives and the way we view our surroundings. While the total impact on our national and local economy may not be known for many months or years, we do anticipate some slowing of economic activity as well as additional banking regulations as Congress determines how the banking system can best function as a resource in America's war on terrorism. Whatever the future holds, First Mid-Illinois Bancshares will be prepared and will continue to be a trusted provider of financial services," Rowland said.

   First Mid-Illinois Bancshares, Inc. is headquartered in Mattoon and is the parent company for First Mid-Illinois Bank & Trust, N.A., First Mid-Illinois Insurance Services, Inc., and Mid-Illinois Data Services, Inc. The company operates 22 banking centers in 15 communities, including: Mattoon, Charleston, Decatur, Effingham, Highland, Neoga, Pocahontas, Sullivan, Altamont, Arcola, Tuscola, Taylorville, Monticello, De Land and Urbana. More information about First Mid-Illinois Bancshares is available at www.firstmid.com, or call 217-234-7454.
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